================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                OCTOBER 30, 1995


                               CODA ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


    State of Delaware                  0-10955                  75-1842480
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
of Incorporation)                                            Identification No.)

                              5735 Pineland Drive
                                   Suite 300
                              Dallas, Texas  75231
              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (214) 692-1800


===============================================================================

Item 5.  Other Events
         ------------

            ANNOUNCEMENT OF EXECUTION OF DEFINITIVE MERGER AGREEMENT

     On October 31, 1995, Coda Energy, Inc. ("Coda") announced that it had entered into a definitive merger agreement dated as of October 30, 1995 (the "Merger Agreement") by and among Coda, Joint Energy Development Investments Limited Partnership ("JEDI"), an affiliate of Enron Capital & Trade Resources Corp. ("ECT"), and Coda Acquisition, Inc. ("Purchaser"), a newly formed corporation and a subsidiary of JEDI, whereby JEDI will acquire in the merger (the "Merger") shares of common stock, par value $.02 per share, of Coda (the "Coda Common Stock") at a price of $8.00 per share in cash. The Merger Agreement has been approved by Coda's Board of Directors and its Special Committee of outside directors. Concurrently with the execution of the Merger Agreement, JEDI and Purchaser have entered into certain agreements with members of management of Coda providing for a continuing role of management in Coda after the acquisition. Coda expects to hold a special meeting of the stockholders, for the purpose of voting on the Merger, as soon as practical after the Securities and Exchange Commission has cleared the related proxy statement material for mailing. Coda anticipates that this special meeting will occur in late 1995 or early 1996.


PARTIES TO THE MERGER

     Coda.   Coda is an independent energy company which, together with its subsidiaries, is principally engaged in the acquisition and exploitation of (i) producing oil and natural gas properties, (ii) natural gas processing and liquids extraction facilities and (iii) natural gas gathering systems. Coda's producing oil and natural gas properties are concentrated in the mid-continent region of the United States. Coda's exploitation efforts include, where appropriate, the drilling of low-risk development wells, the initiation of secondary recovery projects, the renegotiation of product marketing agreements and the reduction of drilling, completion and lifting costs.

     JEDI and Purchaser. JEDI is a Delaware limited partnership whose general partner is a subsidiary of ECT, which is a wholly-owned subsidiary of Enron Corp. The limited partner of JEDI is the California Public Employees' Retirement System. JEDI was created primarily to invest in a portfolio of diversified natural gas related assets. Purchaser is a Delaware corporation formed solely for the purpose of effecting the Merger and has not carried on any activities other than in connection with the Merger. Purchaser is a subsidiary of JEDI.


CERTAIN TERMS OF THE MERGER

     Principal Effects of the Merger. Purchaser will be merged with and into Coda, with Coda surviving the Merger (the "Surviving Corporation"). Pursuant to and subject to the terms and

                                                                        Page - 2
conditions of the Merger Agreement, at the Effective Time (as defined below),
(i) all then-outstanding shares of Coda Common Stock (other than (A) shares of Coda Common Stock held by Purchaser, Coda or any Coda subsidiary, all of which will be canceled without payment of any consideration, and (B) shares of Coda Common Stock held by stockholders who perfect their appraisal rights under
Section 262 of the Delaware General Corporation Law ("DGCL")) will be converted into the right to receive, in cash, $8.00 per share of Coda Common Stock, without interest, and (ii) all shares of Coda Common Stock underlying then-outstanding but unexercised options and warrants to purchase Coda Common Stock (other than the "Specified Options" and "Specified Warrants" held by certain members of the Management Group (as defined below)) will, at the election of the holder, be converted into the right to receive, in cash, either (A) the difference between (x) $8.00 per share of Coda Common Stock and (y) the exercise or strike price of the option or warrant, without interest or (B) $8.00 per share of Coda Common Stock, without interest, upon such holder's exercise (including payment of the applicable exercise or strike price) of his or her options.

     Effective Time. The effective time of the Merger will be the date and time when a properly executed certificate of merger, in such form as is required by and executed in accordance with the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties to the Merger Agreement designate in such filing as the effective time (the "Effective Time"). It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions to consummation of the Merger set forth in the Merger Agreement, such filing will be made promptly after the Merger Agreement has been approved by Coda's stockholders.

     Conditions to the Merger. The respective obligations of Coda, JEDI and Purchaser to effect the Merger are subject to the satisfaction, or waiver if applicable, at or prior to the Effective Time, of various conditions, including, among other things, (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the holders of Coda Common Stock; (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"); (iii) the absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; (iv) the confirmation by Coda at the time of the special meeting of Coda stockholders called for the purpose of approving and adopting the Merger Agreement that the written opinion of Coda's financial advisor to the effect that the Merger is fair, from a financial point of view, to the stockholders of Coda (except that such advice will not be provided to the members of Coda's management, consisting of Douglas H. Miller, Chairman of the Board and Chief Executive Officer of Coda, Jarl P. Johnson, Vice Chairman of the Board and President of Diamond Energy Operating Company, a subsidiary of Coda ("Diamond"), Grant W. Henderson, Executive Vice President, Chief Financial Officer and a director of Coda, and twelve other officers and employees of Coda and Diamond (collectively, the "Management Group"), who have agreed to participate in the equity ownership of the Surviving Corporation), has not been withdrawn; and (v) the absence of any pending action, proceeding or investigation brought by any person or entity before any governmental entity challenging, affecting or seeking material

                                                                        Page - 3
damages in connection with, the transactions contemplated by the Merger Agreement. Furthermore, each of Coda, on the one hand, and JEDI and Purchaser, on the other hand, have additional conditions to their respective obligations to consummate the Merger. Among the conditions to JEDI and Purchaser consummating the Merger are that (i) the sale of Taurus Energy Corp., a wholly owned subsidiary of Coda ("Taurus") shall have been completed upon terms satisfactory to JEDI; (ii) certain members of Coda's management shall have not breached or anticipatorily breached certain employment and other agreements with Purchaser that are to become effective in conjunction with the consummation of the Merger and certain specified senior executives of Coda shall not have died or become disabled; and (iii) assuming the representations and warranties of Coda in the Merger Agreement were made without regard to any "materiality qualifications," the amount that would be required to be contributed to the Surviving Corporation at the Effective Time, so that the owners of the Surviving Corporation would be in the same economic position as they would have been if the representations and warranties, without regard to any materiality qualifications, had been true and correct in all respects, in the aggregate does not exceed $7.5 million.

     Regulatory Clearances. The Merger is subject to review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Act.

     Termination; Expenses and Termination Fees. Under certain conditions, the Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the Merger Agreement by the stockholders of Coda. In the event of the termination of the Merger Agreement, there will be no obligation or liability on the part of any party thereto, except for the payment of certain expenses and/or the Break-up Fee (as defined below) or as otherwise expressly provided for in the Merger Agreement; provided, however, that no termination pursuant to the termination provisions will relieve any party from liability for any breach of the Merger Agreement. Pursuant to the Merger Agreement, if the Merger Agreement is terminated by Purchaser for certain reasons, then Coda would be obligated to reimburse Purchaser for certain out-of-pocket expenses not to exceed $750,000. Additionally, if the Merger Agreement is terminated for certain reasons and if Coda were to consummate another acquisition transaction prior to October 30, 1996, that provides better value to Coda's stockholders than the Merger would have provided, then Coda would be obligated to pay Purchaser a fee (the "Break-up Fee") of $3.5 million. If the Merger Agreement is terminated by Coda due to a breach on the part of JEDI or Purchaser, JEDI is obligated to reimburse Coda for certain expenses not to exceed $750,000.

     Business of Coda. Coda has agreed that, during the period from the date of the Merger Agreement to the Effective Time, except as otherwise contemplated by the Merger Agreement or unless Purchaser otherwise consents in writing, Coda will conduct its operations in the ordinary course of business, consistent with past practices. In addition, unless Purchaser consents in writing or except as otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time Coda is not permitted to engage in certain actions specified in the Merger Agreement.

     Obligations of JEDI and Purchaser. Each of JEDI and Purchaser has agreed to use its

                                                                        Page - 4
reasonable best efforts to refrain from taking any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect as of the Effective Time, or in any of the conditions to the Merger not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of JEDI or Purchaser to obtain any of the regulatory approvals required to consummate the Merger.


OPINION OF FINANCIAL ADVISOR

     The Special Committee engaged Bear, Stearns & Co. Inc. ("Bear Stearns") to act as its financial advisor in connection with the Merger and related matters. On September 27, 1995, Bear Stearns orally advised the Special Committee that the Merger is fair, from a financial point of view, to Coda's stockholders (except that no advice was given as to the Management Group).


NO SOLICITATION OF OTHER BIDS

     Prior to the Effective Time, Coda has agreed not to, nor to permit any of its subsidiaries to, nor to authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any proposal or offer to acquire all or substantially all of the business of Coda and its subsidiaries, or all or substantially all of the capital stock of Coda; provided, however, that Coda may negotiate with a potential acquiror if (i) the potential acquiror has made a tender or exchange offer, or a proposal to Coda's Board of Directors to acquire Coda, (ii) Coda's Board of Directors believes, based in part upon advice of its financial advisor and after having an opportunity to discuss any such proposal with a potential acquiror, that such potential acquiror has the financial wherewithal to consummate such offer or transaction and such offer or transaction would yield a better value to Coda's stockholders than would the Merger and (iii) based upon the advice of counsel to Coda given to the Board of Directors, the Board of Directors determines in good faith that there is a significant risk that the failure to negotiate with the potential acquiror could constitute a breach of the Board's fiduciary duty to Coda's stockholders.


TAURUS DISPOSITION

     On August 23, 1995, Coda announced that it had received an offer to purchase substantially all of the assets of Taurus. On the same date Coda's Board of Directors authorized the Special Committee to reach a determination or recommendation, if any, with respect to the possible sale or restructuring of Coda's ownership of Taurus. The sale of Taurus on terms acceptable to JEDI

                                                                        Page - 5
is also a condition to the consummation of the Merger. Mr. Lohman is an officer and director of Taurus. The Company understands that Mr. Lohman has been active in trying to find a buyer for Taurus in a transaction that would provide a continuing role for Taurus' management.

     During the period after execution of the Merger Agreement and prior to the Effective Time, Coda has agreed in the Merger Agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to promptly negotiate a definitive agreement (the "Taurus Disposition Agreement") providing for the sale of Taurus, whether by merger, sale of all or substantially all of the assets of Taurus, sale of all of the capital stock of Taurus or otherwise (the "Taurus Disposition") as soon as reasonably practicable. Coda has agreed to deliver the final version of the Taurus Disposition Agreement to JEDI for review at least five business days prior to its execution. Coda has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Taurus Disposition if a Taurus Disposition Agreement that has been approved by JEDI is executed.


SOURCES AND AMOUNT OF FUNDS

     The total amount of funds required by JEDI and Purchaser to acquire all of the then-outstanding (except for shares of Coda Common Stock held by Purchaser) capital stock of Coda (including options and warrants to purchase Coda Common Stock, but excluding the Specified Options and the Specified Warrants), is estimated to be approximately $182.2 million. Coda will also need cash to pay the fees and expenses incurred or to be incurred by Coda associated with effecting the Merger, the financing thereof and with providing loans to certain members of management to purchase shares of capital stock of Purchaser, including an estimated $3.8 million in transaction fees expected to be paid to ECT Securities Corp., an affiliate of the general partner of JEDI. JEDI expects Purchaser to have available to it at the Effective Time approximately $190 million from (i) a $90 million equity investment to be made in Purchaser by JEDI prior to the Effective Time and (ii) proceeds of a $100 million loan to be made to Purchaser by JEDI prior to the Effective Time. The obligation of JEDI and Purchaser to consummate the Merger under the Merger Agreement is not subject to a condition that any financing be available to JEDI or Purchaser.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Four of Coda's ten directors, Douglas H. Miller, Chairman of the Board and Chief Executive Officer, Jarl P. Johnson, Vice Chairman and President of Diamond, Grant W. Henderson, Executive Vice President and Chief Financial Officer, and Tommie E. Lohman, President of Taurus, abstained from voting on the Merger Agreement and related resolutions because of their interests in the transactions. Messrs. Miller, Johnson and Henderson have entered into written agreements with Purchaser pursuant to which, effective at the Effective Time, they will be employed by the Surviving Corporation and will acquire equity interests in the Surviving

                                                                        Page - 6

Corporation. Certain members of Coda's management have also entered into written agreements with Purchaser concerning their employment with and/or equity participation in the Surviving Corporation. Immediately following closing of the Merger, management will hold an aggregate of approximately 1.5% of the Surviving Corporation's common stock (approximately 5% on a fully diluted basis, including options granted to such persons).

     These agreements will terminate automatically if the Merger Agreement is terminated. The agreements are summarized below:

     Subscription Agreement. The Purchaser has entered into a Subscription Agreement dated as of October 30, 1995, with each member of the Management Group (the "Subscription Agreement") which provides for the acquisition by such persons of Purchaser common stock and the grant to them of nonqualified stock options to purchase shares of Surviving Corporation common stock (the "Replacement Options"). Under the Subscription Agreement, each member of the Management Group who is acquiring Purchaser common stock is paying $100 per share for shares of Purchaser common stock, which is the same price per share being paid by JEDI for the remaining shares of Purchaser. Under the Subscription Agreement, the Management Group will acquire Purchaser common stock immediately prior to the Effective Time in exchange for varying combinations of
(i) proceeds from limited recourse promissory notes payable to the Purchaser (the "Notes"), (ii) Coda Common Stock, which is valued for this purpose at $8.00 per share and (iii) cash. The Purchaser common stock so acquired will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and will not have the benefit of any registration rights, but will be subject to the Stockholders Agreement described below. By virtue of the Merger, each share of Purchaser common stock will be converted into one share of Surviving Corporation common stock.

     The Subscription Agreement provides that the Specified Options (representing certain Coda stock options held by certain members of the Management Group) and Specified Warrants (representing warrants to purchase Coda Common Stock held by certain members of the Management Group) will not be exercised prior to the Effective Time and shall, as of the Effective Time, be canceled without exercise and without payment of consideration. Concurrently, the Management Group will enter into Nonstatutory Stock Option Agreements governing the Replacement Options providing for the right for a period of 10 years from and after the Effective Time to purchase shares of Surviving Corporation common stock for $.01 per share. However, the Replacement Options may only be exercised while the holder remains an employee of the Surviving Corporation and for a limited period of time thereafter. The number of shares of Surviving Corporation common stock underlying the Replacement Options each member of the Management Group receives is based on the amount of cash the holder would have received if his Specified Options or Specified Warrants had been converted into cash in the Merger on the same basis as other outstanding options and warrants to purchase Coda Common Stock were converted, divided by the $100 per share purchase price paid by JEDI and the other Management Group members for their common stock of Purchaser. Thus, if the Replacement Options are exercised, the holders will have effectively paid the same purchase price per share

                                                                        Page - 7
as JEDI and the Management Group paid for their shares of common stock of the Surviving Corporation.

     The Notes will be due on the fifth anniversary of the Effective Time, will bear interest at the mid-term applicable federal rate (annual compounding) for the month in which the Effective Time occurs (6.11% for November 1995), will be secured by the Surviving Corporation common stock purchased with the proceeds thereof and certain rights of the maker under the Stockholders Agreement described below, and will provide that in no event will an individual maker's liability thereunder for any deficiency on his respective Note (after the sale and disposition of all collateral securing same) exceed 35% of the original principal balance of the Note.

     The members of the Management Group, their current positions with Coda and/or Diamond and the number of shares of fully diluted Purchaser Common Stock to be acquired by them are set forth in the following table:




Name of Member of                           Surviving                      Fully Diluted
Management Group                           Corporation                       Ownership
and Current Position with                  Common Stock    Replacement  --------------------
Coda and/or Diamond                      Direct Ownership    Options    Shares         %
---------------------------------------  ----------------  -----------  ----------  --------
Randell A. Bodenhamer,
Vice President - Land;
Executive Vice President,
  Diamond Energy
  Operating Company....................             2,322          178       2,500       .26

Joe I. Callaway,
Vice President - General Counsel.......               500          500       1,000       .11

J. David Choisser,
Vice President - Controller............             1,105          395       1,500       .17

J. William Freeman,
Vice President - Engineering...........             1,250        1,250       2,500       .26

Roy Harney,
Manager - Engineering,
  Diamond Energy
  Operating Company....................               500            0         500       .05

Grant W. Henderson,
Executive Vice President,
Chief Financial Officer
and Director...........................             2,500        2,500       5,000       .53

Jarvis A. Hensley,
Vice President - Operations,
Diamond Energy Operating
  Company..............................               500            0         500       .05

Chris A. Jackson,
Manager - Production...................               500          500       1,000       .11

                                                                        Page - 8

Jarl P. Johnson,
Vice Chairman of the Board, Director;
 President, Diamond Energy
  Operating Company....................             2,543        1,457       4,000       .42

Douglas H. Miller,
Chairman of the Board,
Chief Executive Officer
and Director...........................                 0       25,000      25,000      2.64

Gary M. Nelson,
Manager - Data Processing..............               250          250         500       .05

Gary R. Scoggins,
Vice President -
  Human Resources......................               250          250         500       .05

Claude A. Seaman,
Manager - Financial
  Reporting............................               250          250         500       .05

J. W. Spencer, III,
Vice President - Operations............             1,372        1,128       2,500       .26

Scott E. Studdard,
Manager - Tax Department...............               250          250         500       .05
                                                   ------       ------      ------      ----
     Total.............................            14,092       33,908      48,000      5.06
                                                   ======       ======      ======      ====


     Stockholders Agreement. The Purchaser, JEDI and the Management Group have entered into a Stockholders Agreement dated as of October 30, 1995 (the "Stockholders Agreement"), which provides generally that all parties, including JEDI and the Management Group, (i) have rights of first refusal to acquire additional shares of Surviving Corporation Common Stock that may be issued by the Surviving Corporation and (ii) are restricted from transferring their Surviving Corporation common stock. The Surviving Corporation has a right to match any third party offer to purchase shares of Surviving Corporation common stock from any stockholder, and, in the event that the Surviving Corporation does not purchase those shares, the other stockholders may have a right to include a pro rata portion of their Surviving Corporation common stock in the transaction. The Stockholders Agreement provides that, if the employment of a member of the Management Group terminates for any reason (including death or disability) other than his voluntary termination (except upon retirement at age 65 or older or the expiration of the term of any employment agreement he has with the Surviving Corporation) or his termination by the Surviving Corporation for cause, then the Surviving Corporation shall have a right to purchase such member's shares of Surviving Corporation common stock at a purchase price to be determined from time to time by the Surviving Corporation pursuant to a formula that values the shares on the basis of a comparison of the discretionary cash flow and EBITDA (as defined therein) of the Surviving Corporation and a group of peer companies. The Stockholders Agreement also provides that, if the employment of a member of the Management Group terminates for any reason other than voluntary termination or termination of such member for

                                                                        Page - 9
cause, then such member shall have the right to require the Surviving Corporation to purchase such member's shares of Surviving Corporation common stock based on the previously described formula. The purchase price under the formula will vary depending on the financial performance of the Surviving Corporation and the group of peer companies. The Stockholders Agreement provides that each member of the Management Group shall have the right (the "Special Management Rights") to receive from JEDI, upon the occurrence of certain events (generally an initial public offering, a business combination with another person or the liquidation of the Surviving Corporation) (each, a "Trigger Event"), an amount, which is payable in cash or additional shares of Surviving Corporation Common Stock depending upon the cause of the Trigger Event, designed to result in the Management Group receiving in connection with the Trigger Event one-third of the proceeds, attributable to the shares of Surviving Corporation common stock purchased by JEDI, above the amount of proceeds necessary for JEDI to achieve an internal annual rate of return on that investment of 15%. The individual member's interest in such Special Management Rights is proportional to such member's ownership of the fully diluted common stock of the Surviving Corporation, as reflected in the table above. The Stockholders Agreement also provides that if the employment of a member of the Management Group terminates, then his Special Management Rights shall terminate and, if the termination is other than a voluntary termination or a termination for cause, he may be entitled to receive an amount based on the discretionary cash flow and EBITDA formula discussed above. The Stockholders Agreement further provides that, after the Effective Time, the Surviving Corporation will establish an employee benefit plan for the benefit of its employees who are not members of the Management Group and will contribute to the plan 2,000 shares of Surviving Corporation common stock, and pursuant to the Stockholders Agreement 4% of the Special Management Rights will be allocated thereto.

     The Stockholders Agreement will terminate and no party thereto will have any further obligations or rights thereunder upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) October 30, 2005, (iii) the date on which an initial public offering of Surviving Corporation common stock is consummated or of any business transaction involving the Surviving Corporation whereby Surviving Corporation common stock becomes a publicly traded security, (iv) the date of the dissolution, liquidation or winding-up of the Surviving Corporation and (v) the date of the delivery to the Surviving Corporation of a written termination notice executed by certain parties to the Stockholders Agreement.

     Business Opportunity Agreement. ECT, the Purchaser, JEDI and the Management Group have also entered into a Business Opportunity Agreement (the "Business Opportunity Agreement") that is intended to make it clear that Enron and its affiliates have no duty to make business opportunities available to the Surviving Corporation in most circumstances. The Business Opportunity Agreement also provides that ECT and its affiliates may pursue certain business opportunities to the exclusion of the Surviving Corporation. The Business Opportunity Agreement may limit the business opportunities available to the Surviving Corporation and the opportunity of the Management Group to earn incentive compensation under the Stockholders Agreement or otherwise. In addition, there may be circumstances in which the Surviving Corporation will offer business opportunities to certain affiliates of Enron. If an Enron affiliate

                                                                       Page - 10
is offered such an opportunity and decides to pursue it, the Surviving Corporation may be unable to pursue it.

     Employment Agreements. Messrs. Miller, Johnson, Henderson, Randell A. Bodenhamer, J. William Freeman and J.W. Spencer, III, have entered into employment agreements (the "Employment Agreements") with the Purchaser to become effective at the Effective Time. The Employment Agreements are for a period of five years from the Effective Time (three years in the case of Messrs. Johnson and Spencer) and provide for the payment of base salaries, together with other benefits generally available to employees of the Surviving Corporation, and positions with the Surviving Corporation as set forth below:


         Name                 Position with Surviving Corporation        Annual Base Salary
-----------------------  ----------------------------------------------  ------------------
Randell A. Bodenhamer..  Vice President - Land                                $145,000
J. William Freeman.....  Vice President - Engineering                         $170,000
Grant W. Henderson.....  President and Chief Financial Officer                $225,000
Jarl P. Johnson........  Vice Chairman of the Board and Chief                 $250,000
                         Operating
                         Officer
Douglas H. Miller......  Chairman of the Board and Chief Executive            $350,000
                         Officer
J.W. Spencer, III......  Vice President - Operations                          $170,000

     Each of these persons would receive his salary for the remaining term of his Employment Agreement if the Surviving Corporation were to terminate his Employment Agreement other than for cause. The Employment Agreements provide that the employees agree not to compete with the Surviving Corporation for a period of six months after their voluntary termination or termination for cause; in the case of Mr. Miller, the covenant not to compete is for a period of two years, except that the noncompetition period is one year in the event of incapacity, involuntary termination other than for cause or his resignation due to a breach by Surviving Corporation of Mr. Miller's Employment Agreement.


OPERATION AND MANAGEMENT OF SURVIVING CORPORATION AFTER THE MERGER

     Following the Merger, JEDI and the Management Group will own approximately 98.5% and 1.5%, respectively, of the outstanding shares of Surviving Corporation Common Stock (approximately 95% and 5%, respectively, on a fully diluted basis, including options granted to the Management Group). Coda is expected to continue to manage and operate its business and properties substantially as before the Merger and is expected to maintain its current offices.

     The Bylaws of the Surviving Corporation will provide that the Chairman of the Board and the Vice Chairman of the Board of the Surviving Corporation will be directors. As such, Douglas H. Miller, as Chairman of the Board of the Surviving Corporation, and Jarl P. Johnson,

                                                                       Page - 11
as Vice Chairman of the Board of the Surviving Corporation, will be directors of the Surviving Corporation. The other five members of the Board of Directors will be elected by the stockholders of the Surviving Corporation. JEDI anticipates that Grant W. Henderson will also be elected to one of the other five positions on the Board of Directors of the Surviving Corporation. In addition, the respective executive officers of Coda, with the exception of T.W. Eubank, Coda's President and Chief Operating Officer, will continue as executive officers of Surviving Corporation. Grant W. Henderson will assume the additional title of President and Jarl P. Johnson will assume the additional title of Chief Operating Officer.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for shares of Coda Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. For United States federal income tax purposes, in general, a stockholder who receives cash for shares of Coda Common Stock pursuant to the Merger will recognize a gain or loss equal to the difference between the stockholder's tax basis for the shares of Coda Common Stock converted into the right to receive cash in such transaction and the amount of cash received in exchange therefor. Assuming that the shares of Coda Common Stock constitute capital assets in the hands of the stockholder, such gain or loss will be long-term capital gain or loss if, as of the date of disposition, such shares of Coda Common Stock have been held for more than one year.


                                                                       Page - 12

Item 7.  Financial Statements and Exhibits
         ---------------------------------

The following documents are attached hereto as exhibits:

2.1 Agreement and Plan of Merger by and among Coda Energy, Inc., Joint Energy Development Investments Limited Partnership and Coda Acquisition, Inc. dated as of October 30, 1995.

99.1   Coda Energy, Inc. Press Release dated October 31, 1995.

99.2 Stockholders Agreement dated October 30, 1995, including exhibits but omitting schedules.

99.3 Subscription Agreement among Coda Acquisition, Inc. and The Management Investors dated October 30, 1995, including exhibits but omitting schedules.

99.4   Business Opportunity Agreement dated as of October 30, 1995.

99.5   Executive Employment Agreement between Coda Acquisition, Inc. and Randell
       A. Bodenhamer.

99.6 Executive Employment Agreement between Coda Acquisition, Inc. and J. William Freeman.

99.7   Executive Employment Agreement between Coda Acquisition, Inc. and Grant
       W. Henderson.

99.8 Executive Employment Agreement between Coda Acquisition, Inc. and Jarl P. Johnson.

99.9   Executive Employment Agreement between Coda Acquisition, Inc. and Douglas
       H. Miller.

99.10 Executive Employment Agreement between Coda Acquisition, Inc. and J.W. Spencer, III.

99.11 Agreement of Coda to provide schedules to Stockholders Agreement (Exhibit 99.3) and Subscription Agreement (Exhibit 99.4).

                                                                       Page - 13

--------------------------------------------------------------------------------

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 9, 1995                 CODA ENERGY, INC.


                                        By:    \s\ Joe Callaway
                                           -------------------------------------
                                               Joe Callaway, Vice President
                                               and General Counsel

                                                                       Page - 14

                                 EXHIBIT INDEX

                                                               Sequential
Exhibit No.  Description of Exhibit                             Page No.
-----------  ----------------------                            ----------

      2.1 Agreement and Plan of Merger by and among Coda Energy, Inc., Joint Energy Development
             Investments Limited Partnership and Coda Ac-quisition, Inc. dated as of October 30, 1995.

      99.1   Coda Energy, Inc. Press Release dated October
             31, 1995.

      99.2   Stockholders Agreement dated October 30,
             1995.

      99.3 Subscription Agreement among Coda Acquisi-tion, Inc. and The Management Investors dated
             October 30, 1995.

      99.4   Business Opportunity Agreement dated as of
             October 30, 1995.

      99.5   Executive Employment Agreement between
             Coda Acquisition, Inc. and Randell A.
             Bodenhamer.

      99.6   Executive Employment Agreement between
             Coda Acquisition, Inc. and J. William Freeman.

      99.7   Executive Employment Agreement between
             Coda Acquisition, Inc. and Grant W.
             Henderson.

      99.8   Executive Employment Agreement between
             Coda Acquisition, Inc. and Jarl P. Johnson.

      99.9   Executive Employment Agreement between
             Coda Acquisition, Inc. and Douglas H. Miller.

      99.10  Executive Employment Agreement between
             Coda Acquisition, Inc. and J.W. Spencer, III.

      99.11 Agreement of Coda to provide schedules to Stockholders Agreement (Exhibit 99.3) and
             Subscription Agreement (Exhibit 99.4).


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